Exhibit 8.2
                                                                     -----------



                        [Letterhead of White & Case LLP]


May 3, 2002


Chesapeake Funding LLC
307 International Circle
Hunt Valley, MD 21030

Re: Chesapeake Funding LLC Floating Rate Callable Asset Backed Notes, Series 2002-1
------------------------------------------------------------------------


Ladies and Gentlemen:

     We have acted as special counsel to Chesapeake Funding LLC (formerly known as Greyhound Funding LLC), a Delaware limited liability company (the "Issuer"), in connection with the transactions contemplated by (i) the Registration Statement on Forms S-1 and S-3 (the "Registration Statement") filed by the Issuer and D.L. Peterson Trust with the Securities and Exchange Commission under the Securities Act of 1933, for the registration of $650,000,000 principal amount of the Issuer's Series 2002-1 Floating Rate Callable Asset Backed Notes (the "Series 2002-1 Investor Notes"), (ii) the Amended and Restated Limited Liability Company Agreement of the Issuer, dated as of October 28, 1999, as amended (the "Chesapeake LLC Agreement"), entered into by Raven Funding LLC, a Delaware limited liability company, as the sole common member (the "Common Member"); (iii) the Base Indenture, dated as of June 30, 1999 (the "Base Indenture"), between the Issuer and JP Morgan Chase Bank (formerly known as The Chase Manhattan Bank), a New York banking corporation ("Chase"), as indenture trustee; (iv) the Supplemental Indenture No. 1 to the Base Indenture, dated as of October 28, 1999 (the "Supplemental Indenture"), between the Issuer and Chase, as indenture trustee; and (v) the Series 2002-1 Indenture Supplement filed as an exhibit to the Registration Statement (the "Series 2002-1 Indenture Supplement" and, together with the Base Indenture and the Supplemental Indenture, the "Indenture"), to be entered into between the Issuer and Chase, in its capacity as indenture trustee (together with its successors in trust thereunder as provided in the Base Indenture, the "Indenture Trustee"). Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Transaction Documents.

         In connection with the transactions contemplated by the Registration Statement, you have requested our opinion as to whether (i) the Series 2002-1 Investor Notes will be classified as indebtedness for U.S. federal income tax purposes and (ii) the issuance of the Series 2002-1 Investor Notes will adversely affect the U.S. federal income tax characterization of any Series of


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Outstanding Notes or Class thereof that was (based upon an opinion of counsel)
characterized as debt at the time of their issuance.

         In rendering the opinions set forth herein, we have examined and relied on originals or copies, certified to our satisfaction, of the Chesapeake LLC Agreement, the Base Indenture, the Supplemental Indenture, the 2002-1 Indenture Supplement, and such other documents prepared in connection therewith as we have deemed necessary or appropriate as a basis for the opinions set forth below. We have also examined and relied upon the representations and warranties made in or pursuant to, and we have assumed compliance with the covenants and agreements set forth in, the Transaction Documents, and have made such other investigations, as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

         In rendering our opinions, we have also considered and relied upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, U.S. Treasury Regulations, and such other authorities as we have deemed appropriate, in each case as in effect on the date hereof. The statutory provisions, U.S. Treasury Regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the Internal Revenue Service.

I.   Summary of the Transaction.

     A.   Designation.

          The Series 2002-1 Investor Notes will be issued in two classes pursuant to the Indenture: (i) the Series 2002-1 Floating Rate Callable Asset Backed Investor Notes, Class A-1 (the "Class A-1 Investor Notes") and (ii) the Series 2002-1 Floating Rate Callable Asset Backed Investor Notes, Class A-2 (the "Class A-2 Investor Notes" and, together with the Class A-1 Investor Notes, the "Series 2002-1 Investor Notes").

          On the Closing Date, the Issuer will also issue the Series 2002-1 Senior Preferred Membership Interests (the "Series 2002-1 Senior PMI").

     B.   Use of Proceeds.

          The Issuer intends to use the proceeds from the sale of the Series 2002-1 Investor Notes to repay in part the outstanding principal amount of the Series 1999-3 Investor Notes and to make an initial deposit into the Series 2002-1 Reserve Account.

     C.   Security.

          The Indenture Trustee will hold a first-priority perfected security interest for the benefit of the Investor Noteholders of all Series of Investor Notes in all of the Issuer's right, title


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and interest, in, to and under the following collateral (the "Collateral"): (i)
the Lease SUBI Certificate and the Fleet Receivable SUBI Certificate and the payments due thereunder and related rights under the Origination Trust Documents, including the rights to enforce the Origination Trust Documents; (ii) all Master Lease Agreements, together with the related Leases, Leased Vehicles and Paid-In Advance Vehicles, and all Consumer Leases, together with the related Leased Vehicles, allocated to the Lease SUBI; (iii) the Transfer Agreement and the Administration Agreement, including the rights to enforce these agreements;
(iv) the Fixed Rate Lease Caps and the payments due thereunder; (v) funds on deposit from time to time in the Collection Account and the Gain on Sale Account (including any Permitted Investments); (vi) all additional property that may from time to time be subjected to the grant and pledge by the Issuer, including any interest rate swap contracts, interest rate cap agreements or similar contracts entered into by, or assigned to, the Issuer in connection with the issuance of a Series of Investor Notes, as specified in the related Indenture Supplement; and (vii) all proceeds of the foregoing. In addition, the Series 2002-1 Investor Notes will be secured by (x) the Series 2002-1 Lease Rate Caps and the payments due thereunder and (y) funds on deposit from time to time in the Series 2002-1 Reserve Account, the Series 2002-1 Yield Supplement Account and the Series 2002-1 Distribution Account (together with the Collateral, the "Series 2002-1 Collateral").

     D.   Credit Enhancement.

          Credit enhancement for the Series 2002-1 Investor Notes will be provided in the form of (i) overcollateralization, (ii) the Fleet Receivable SUBI Certificate and the portion of the amounts payable to the Issuer as holder thereof allocated to the Series 2002-1 Investor Notes, (iii) amounts withdrawn from the Gain on Sale Account and allocated to the Series 2002-1 Investor Notes,
(iv) amounts on deposit in the Series 2002-1 Reserve Account, and (v) amounts on deposit in the Series 2002-1 Yield Supplement Account.

          The Series 2002-1 Required Overcollateralization Amount is the amount by which amounts on deposit in the Series 2002-1 Reserve Account and the Series 2002-1 Principal Collection Subaccount fall short of the Series 2002-1 Required Enhancement Amount, which is equal to at least 14.9425% of the Series 2002-1 Initial Invested Amount.(FN1) The Series 2002-1 Required Reserve Account Amount is an amount equal to 2.2538% of the Series 2002-1 Initial Invested Amount. On the Closing Date, the Series 2002-1 Required Enhancement Amount will be provided by overcollateralization funded by all Series of Preferred Membership Interests and the Common Membership Interest in the Issuer and amounts on deposit in the Series 2002-1

_______________
(FN1)
(1) On the Closing Date, the Series 2002-1 Required Enhancement Amount will equal 15.9425% of the Series 2002-1 Initial Invested Amount. The Series 2002-1 Required Enhancement Amount may increase to 16.9425% of the Series 2002-1 Initial Invested Amount or decrease to 14.9425% of the Series 2002-1 Initial Invested Amount based on the performance of the leases allocated to the Lease SUBI.

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Reserve Account. Insufficient overcollateralization can cause a Series 2002-1
Allocated Asset Amount Deficiency, which will result in an Amortization Event.

     E.   Interest.

          Interest on the Series 2002-1 Investor Notes will be payable monthly on each Payment Date. If the amount available for making interest payments on the Series 2002-1 Investor Notes is less than the amount of interest payable on a Payment Date, each class of Series 2002-1 Investor Noteholders will receive its ratable share of the aggregate amount available to be distributed in respect of interest on the Series 2002-1 Investor Notes. The Interest Shortfall with respect to any Payment Date, if any, shall be payable on each subsequent Payment Date, together with Additional Interest thereon, to but excluding the Payment Date on which such Interest Shortfall is paid.

     F.   Principal.

          During the Series 2002-1 Revolving Period, no principal will be payable to the Series 2002-1 Investor Noteholders. During the Series 2002-1 Amortization Period, amounts available to pay principal on the Series 2002-1 Investor Notes will be distributed first to the Class A-1 Investor Noteholders until the Class A-1 Investor Notes have been paid in full and thereafter to the Class A-2 Investor Noteholders until the Class A-2 Investor Notes are paid in full. After the occurrence of an Amortization Event, however, principal will be paid to all Series 2002-1 Investor Noteholders on a pro rata basis until the Series 2002-1 Investor Notes have been paid in full. The Series 2002-1 Amortization Period will begin upon the earlier to occur of (i) an Amortization Event with respect to the Series 2002-1 Investor Notes and (ii) the Period End Date specified in the definition of Series 2002-1 Amortization Period. The definition of Amortization Event includes an Event of Default.

     G.   Allocation of Collections.

          The Series 2002-1 allocable share of the Collections received with respect to the Collateral will be deposited on each Deposit Date into the Series 2002-1 General Collection Subaccount. Prior to the occurrence of a Potential Amortization Event or an Amortization Event, the amount in excess of (i) the amount required for making the monthly distributions pursuant to paragraphs (i) through (xi) of Section 5A.4(c) of the Indenture Supplement ("Monthly Distributions") and (ii) any amounts owing in respect of the Series 2002-1 Senior PMI (the "Series 2002-1 Available Excess Collections Amount") may be withdrawn from the Series 2002-1 General Collection Subaccount each month and paid to the Issuer.

          On each Payment Date, the excess of (i) the amount deposited in the Series 2002-1 General Collection Subaccount over (ii) any amount released to the Issuer pursuant to the previous paragraph will be withdrawn from the Series 2002-1 General Collection Subaccount and allocated to the Series 2002-1 Settlement Collection Subaccount where it will be used, along


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with certain other deposits, to make the Monthly Distributions. Any balance remaining after making the required Monthly Distributions will be paid to the Issuer. If there are insufficient funds in the Series 2002-1 Settlement Collection Subaccount to cover the amounts required to be paid under paragraphs
(i) through (ix) of Section 5A.4(c) of the Indenture Supplement, amounts may be withdrawn first from the Series 2002-1 Reserve Account and second from the Series 2002-1 Yield Supplement Account to make up such insufficiency.

          During the 2002-1 Amortization Period, the required Monthly Distributions will include the Series 2002-1 Principal Payment Amount to be paid to the Series 2002-1 Noteholders. After the Series 2002-1 Investor Notes are paid in full, the Series 2002-1 Principal Payment Amount will be distributed to the Issuer to redeem the Series 2002-1 Senior PMI. However, if the Series 2002-1 Investor Notes are paid in full during a Lockout Period, the Series 2002-1 Principal Payment Amount will be applied to cover principal payments due on all other Outstanding Series of Investor Notes prior to redeeming the Series 2002-1 Senior PMI.

          A Lockout Period is the period commencing when each Outstanding Series of Investor Notes shall have been declared to be immediately due and payable as a result of the occurrence of an Event of Default resulting from a payment default with respect to any Series of Investor Notes and ending when the principal of and interest on all Series of Investor Notes has been paid in full.

     H.   Event of Default.

          An "Event of Default" will occur with respect to any Series of Investor Notes upon the occurrence and continuance of any of the following:

          (i) failure to pay interest on any Investor Note of any Series when due and the continuation of such failure for five business days;

          (ii) failure to pay the principal of any Investor Note of any Series when due;

          (iii)failure to observe or perform any covenant or agreement of the Issuer made in the Indenture which default materially and adversely affects the rights of the Noteholders of such Series and which default shall continue or not be cured for a period of 30 days (or for such longer period, not in excess of 60 days, if certain conditions are met) after there shall have been given a written notice specifying such default and requiring it to be remedied and stating that such notice is a "Notice of Default" under the Indenture;

          (iv) the Issuer at any time receives a final determination that it will be treated as an association taxable as a corporation for federal income tax purposes;


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          (v)  the Securities and Exchange Commission or other regulatory body having jurisdiction reaches a final determination that the Issuer is an "investment company" within the meaning of the Investment Company Act; or

          (vi) certain bankruptcy or insolvency events shall occur with respect to the Issuer.

          If an Event of Default described in clause (vi) occurs, the unpaid principal amount of all Series of Investor Notes, together with interest accrued but unpaid thereon, and all other amounts due to the Investor Noteholders under the Indenture, shall immediately become due and payable. In the event of the occurrence and continuation of an Event of Default described in clauses (i) through (v), there must be a declaration by the Indenture Trustee or the Majority in Interest of a Series of Investor Notes for such Series of Investor Notes to become immediately due and payable.

II.  Summary of Conclusion.

          In our opinion, the Series 2002-1 Investor Notes will be treated as indebtedness for U.S. federal income tax purposes. The benefits and burdens of ownership, which are generally borne by holders of equity interests, will not be shifted to the Series 2002-1 Investor Noteholders. Moreover, the terms of the Series 2002-1 Investor Notes will be characteristic of debt rather than equity. The Series 2002-1 Investor Notes will have a fixed maturity date, an unconditional right to enforce payment of principal and interest, will not be subordinated, and will be denominated as indebtedness. Furthermore, the Series 2002-1 Investor Noteholders and the Issuer will agree to treat the Series 2002-1 Investor Notes as indebtedness for tax purposes. Accordingly, all of the foregoing features support a conclusion that the Series 2002-1 Investor Notes will constitute debt for U.S. federal income tax purposes.

III. Federal Income Tax Characterization of the Series 2002-1 Investor Notes.

          Whether the Series 2002-1 Investor Notes will be debt or equity interests in the Issuer or its property is determined both by the terms of the Series 2002-1 Investor Notes and by whether the "substantial incidents of ownership" of the Issuer or its property will be transferred to the Series 2002-1 Investor Noteholders.(FN2) Thus, the most important considerations are:
(i)

_______________
(FN2)
(2) See Watts Copy Sys., Inc. v. Comm'r, 67 TCM 2480, 2483 (1994); Coulter Elec., Inc. v. Comm'r, 59 TCM 350 (1990), aff'd, 943 F.2d 1318 (11th Cir. 1991);
United Surgical Steel Co. v. Comm'r, 54 T.C. 1215 (1970), acq., 1971-2 C.B. 3; Town & Country Food Co. v. Comm'r, 51 T.C. 1049 (1969), acq., 1969-2 C.B. xxv; Martin v. Comm'r, 56 T.C. 1255 (1971), aff'd without op., 469 F.2d 1406 (5th
Cir. 1972); Hydrometals, Inc. v. Comm'r, 31 T.C.M. 1260 (1972), aff'd without op., 485 F.2d 1236 (5th Cir. 1973), cert. denied, 416 U.S. 938 (1974); Mapco
Inc. v. United States, 556 F.2d 1107 (Ct. Cl. 1977); GCM 39567 (June 10, 1986);
and GCM 39584 (December 3, 1986).

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whether the Series 2002-1 Investor Noteholders will bear the burdens and benefits of ownership of the Issuer or its property and (ii) whether the terms of the Series 2002-1 Investor Notes will have features which are more characteristic of debt or equity. As discussed below, the Series 2002-1 Investor Noteholders will not obtain the benefits and burdens of ownership of the Issuer or its property and the features of the Series 2002-1 Investor Notes will be characteristic of debt and not equity.

     A. The Benefits and Burdens of Ownership Are Not Shifted to the Series 2002-1 Investor Noteholders.

          The primary benefits of ownership of the Issuer's assets are the Collections in respect of the Collateral. The primary economic benefit underlying the Collections are the payments under the Leases and the residual value of the Vehicles at the termination of the Leases. Ultimately, if the Vehicles generate greater income in the Issuer's hands than projected or if the Vehicles are worth more at the termination of their respective lease terms, the Issuer's interest in the Vehicles will increase in value. The Indenture provides that the rate of return to the Series 2002-1 Investor Noteholders will be a floating rate calculated on the basis of LIBOR and the Issuer generally will receive any remaining Collections after payment of the required Monthly Distributions. Thus, the economic return to a Series 2002-1 Investor Noteholder will be limited to the return of the initial Invested Amount of its Series 2002-1 Investor Note and the floating rate of interest thereon. The excess, if any, of the Issuer's assets and the value thereof will not inure to the Series 2002-1 Investor Noteholders.

          The principal burden of ownership with respect to the Issuer and its property is the risk of loss arising from shortfalls in the Collections received with respect to the Collateral or a decline in value of the Vehicles. The transaction pursuant to which the Series 2002-1 Investor Notes will be issued has been structured so that this risk of loss will be borne primarily by the Issuer and its Members.

          The Series 2002-1 Investor Notes may not be issued if such issuance will result in an Asset Deficiency. An Asset Deficiency as of any date of determination is the amount by which the Required Aggregate Asset Amount exceeds the Adjusted Aggregate Unit Balance as of such date. The Required Aggregate Asset Amount is the sum of the Required Asset Amounts with respect to all Series of Outstanding Investor Notes. The Series 2002-1 Required Asset Amount as of any date of determination is the sum of the Series 2002-1 Invested Amount and the Series 2002-1 Required Overcollateralization Amount as of such date. The Series 2002-1 Required Overcollateralization Amount is the amount by which amounts on deposit in the Series 2002-1 Reserve Account and the Series 2002-1 Principal Collection Subaccount fall short of the Series 2002-1 Required Enhancement Amount, which is equal to at least 14.9425% of the Series 2002-1 Initial Invested Amount. Thus, the Series 2002-1 Investor Notes may not be issued if there is insufficient overcollateralization for all Series of Outstanding Investor Notes.

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          On the Closing Date, the Issuer is expected to have equity capital equal to at least 14.9% of the Aggregate Invested Amount and at least 13% of the Issuer's total capitalization. Such capital will be invested in the Issuer's assets and held in Reserve Accounts and Yield Supplement Accounts. The overcollateralization associated with the Series 2002-1 Investor Notes insulates the Series 2002-1 Investor Noteholders from any potential losses that the Series 2002-1 Investor Noteholders might otherwise suffer.

          Furthermore, the Chesapeake LLC Agreement requires that on each Series Closing Date, the Common Member of the Issuer shall make such additional capital contributions as are necessary to maintain the aggregate balances of all of the Members' Capital Accounts at an amount equal to at least 13% of the Issuer's total capitalization. This requirement provides additional assurance of a substantial equity cushion protecting the Series 2002-1 Investor Noteholders.

          Prior to the occurrence of a Potential Amortization Event or an Amortization Event, the Issuer may receive (and hence the Members may receive) the amount on deposit in the Series 2002-1 General Collection Account equal to the 2002-1 Available Excess Collections Amount. Any reduction in the Collections will result first in a corresponding reduction in the Series 2002-1 Available Excess Collections Amount before it results in a reduction in amounts available for Monthly Distributions. Similarly, any shortfalls in expected Collections which would reduce amounts available to make required payments of principal and interest to the Series 2002-1 Investor Noteholders will first be funded out of the Series 2002-1 Reserve Account and the Series 2002-1 Yield Supplement Account, to which the Issuer would otherwise be entitled.

          Based on the foregoing, the Issuer will bear the primary risk of loss with respect to a shortfall in the Collections. Accordingly, the Series 2002-1 Investor Notes are expected to receive a rating of AAA by Standard & Poor's Rating Group, and Aaa by Moody's Investors Service, Inc.

     B.   Terms of the Series 2002-1 Investor Notes.

          The terms of the Series 2002-1 Investor Notes will be characteristic of debt rather than equity.

          1.   Fixed Maturity Date.

          A fixed maturity date and an unconditional right to repayment of principal have been described as indispensable indicia of debt.(FN3) The Series 2002-1 Investor Notes will have a Final Maturity Date. In the absence of an Amortization Event, the Series 2002-1 Amortization Period will begin on the Period End Date specified in the definition of Series 2002-1

_______________
(FN3)
(3)  Wood Preserving Corp. v. United States, 347 F.2d 117, 119 (4th Cir. 1965).

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Amortization Period. Amounts available to pay principal on the Series 2002-1
Investor Notes will be distributed first to the Class A-1 Investor Noteholders until the Class A-1 Investor Notes have been paid in full and thereafter to the Class A-2 Investor Noteholders until the Class A-2 Investor Notes are paid in full. After the occurrence of an Amortization Event, however, principal will be paid to the Series 2002-1 Investor Noteholders on a pro rata basis until the Series 2002-1 Investor Notes have been paid in full.

          The actual rate of amortization for the Series 2002-1 Investor Notes will vary depending on the rate at which the Obligors make depreciation payments under the Unit Leases, the rate at which the Obligors elect to terminate the Unit Leases, and the rate at which the Unit Vehicles are sold upon such termination. While this variable rate of amortization is expected to result in the repayment of the Series 2002-1 Investor Notes prior to the Final Maturity Date, the Series 2002-1 Investor Notes will mature on a Payment Date that is no more than ten years from the Closing Date if they are not paid in full prior to such date. Thus, the Series 2002-1 Investor Notes will have a fixed maturity date by which they must be paid in full.

          2. Remedies for Default.

          The "right to force payment of the sum as a debt in the event of default" has been held to be a significant, if not essential, feature of debt.(FN4) In general, a creditor's remedy for default includes the right to accelerate and sue to recover the entire outstanding principal balance of the debt, not just the amount in default. As discussed below, the Series 2002-1 Investor Noteholders have significant rights in this regard.

          The occurrence of an Amortization Event with respect to the Series 2002-1 Investor Notes will trigger the commencement of the Series 2002-1 Amortization Period resulting in early amortization. An Event of Default with respect to the Series 2002-1 Investor Notes will be a Series 2002-1 Amortization Event.

          Furthermore, if an Event of Default (as described above under "Summary of the Transaction") with respect to the Series 2002-1 Investor Notes shall have occurred and be continuing and such Investor Notes have become immediately due and payable, whether by declaration or otherwise, the Indenture Trustee may institute proceedings to collect amounts due in respect thereof. If an Event of Default with respect to all Series of Investor Notes shall have occurred and be continuing and all Series of Investor Notes have been accelerated, whether by declaration or otherwise, the Indenture Trustee may institute proceedings to foreclose on the Issuer's assets or exercise remedies as a secured party and, in the case of a payment default, direct the Issuer to sell its assets or any portion thereof or rights or interests therein.

_______________
(FN4)
(4) United States v. South Georgia Ry., 107 F.2d 3, 5 (5th Cir. 1939).

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          Finally, in the event that any payment of the principal of and interest on the Series 2002-1 Investor Notes is not paid when due, each affected Series 2002-1 Investor Noteholder shall have the absolute and unconditional right to institute suit for the enforcement of any such payment.

          These Amortization Events, Events of Default, and general creditors' rights will further protect the Series 2002-1 Investor Noteholders, are consistent with the rights of a holder of "indebtedness," and will protect the Series 2002-1 Investor Noteholders from bearing any material risk of loss with respect to the Issuer's assets and the related transactions.

          3. Subordination.

          The fact that an obligation is not subordinated is persuasive evidence that it represents indebtedness.(FN5) The Series 2002-1 Investor Notes will not be subordinated obligations. All Series of Investor Notes will be (i) secured by the Collateral equally and ratably without prejudice, priority or distinction and (ii) senior in priority to all Preferred Membership Interests and the Common Membership Interest in the Issuer. Although within the Series 2002-1 Investor Notes, the Class A-1 Investor Notes will normally be paid in full prior to the Class A-2 Investor Notes, if there is an Amortization Event, principal will be paid to Investor Noteholders of both Classes on a pro rata basis until all of the Series 2002-1 Investor Notes are paid in full.

          4.   Denomination and Treatment.

          The Series 2002-1 Investor Notes will be denominated as indebtedness of the Issuer. Furthermore, the Issuer and the Series 2002-1 Investor Noteholders, by their purchase of the Series 2002-1 Investor Notes, will agree to treat the Series 2002-1 Investor Notes for federal, state and local income and franchise tax purposes as indebtedness of the Issuer. The denomination and tax treatment of the Series 2002-1 Investor Notes provides further evidence supporting the conclusion that the transaction described in the Indenture with respect to the Series 2002-1 Investor Notes will constitute an issuance of debt.

                                      * * *


          Based on and subject to the foregoing, in our opinion the Series 2002-1 Investor Notes will be treated as indebtedness for U.S. federal income tax purposes.

_______________
(FN5)
(5) Liflans Corp. v. United States, 390 F.2d 965, 969 (Ct. Cl. 1968); Taft v. Comm'r, 314 F.2d 620, 622 (9th Cir. 1963); Rowan v. United States, 219 F.2d 51,
55 (5th Cir. 1955); New England Lime Co., 13 T.C. 799, 804 (1949).

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IV.  Federal Income Tax Matters with respect to Outstanding Notes of Other
     Series

          Provided that, in accordance with Section 2.2(b)(iv) of the Base Indenture, written confirmation from each Rating Agency that the Rating Agency Condition (FN6) has been satisfied with respect to the issuance of the Series 2002-1 Investor Notes, then, in accordance with Section 2.2(b)(iii) of the Base Indenture, we confirm that the issuance of the Series 2002-1 Investor Notes will not adversely affect the U.S. federal income tax characterization of any Series of Outstanding Notes or Class thereof that was (based upon an opinion of counsel) characterized as debt at the time of their issuance.

                                      * * *

          Our opinions set forth herein are limited solely to the following questions: (i) whether the Series 2002-1 Investor Notes will be characterized as indebtedness for U.S. federal income tax purposes and (ii) whether the issuance of the Series 2002-1 Investor Notes will adversely affect the U.S. federal income tax characterization of any Series of Outstanding Notes or Class thereof that was (based upon an opinion of counsel) characterized as debt at the time of their issuance. No opinions are expressed herein as to the U.S. federal income tax consequences of the transaction described herein except as expressly set forth above, nor as to any transaction not consummated in accordance with our understanding of the relevant facts set forth above. In addition, no opinion is expressed herein as to any state or local tax consequences, or any tax consequences under the laws of any foreign jurisdiction.

          We are furnishing this opinion to you solely for the benefit of you, your members and the holders of the Series 2002-1 Investor Notes, and this opinion may not be used, circulated, quoted, or otherwise referred to for any purpose without our express written consent in each instance.


_______________
(FN6)
(6) The Rating Agency Condition is defined as notification in writing by the Rating Agencies that a proposed action will not result in a reduction or withdrawal by each such Rating Agency of the rating of any Class of any Series of Outstanding Investor Notes rated by such Rating Agency or the rating of any series of Preferred Membership Interests rated by such Rating Agency.

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          We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the reference to our firm under the captions "Material Federal and Certain State Income Tax Consequences" and "Legal Matters" therein.

                                                     Very truly yours,




                                                     /s/ WHITE & CASE LLP


JFH:JN:CMO